Exhibit 15.2

HAN KUN LAW OFFICES

Suite 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P.R. China

TEL: (86 10) 8525-5500; FAX: (86 10) 8525-5511/5522

Date: April 21, 2014

Bona Film Group Limited

18/F, Tower 1, U-town Office Building

No. 1 San Feng Bei Li, Chaoyang District

Beijing 100020

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the use of our name under the captions, “Risk Factors” in “Item 3. Key Information”, and “Regulations of Our Industry” and “Organizational Structure” in “Item 4. Information of the Company”, included in the Form 20-F Annual Report for the fiscal year ended December 31, 2013, which will be filed with the Securities and Exchange Commission in the month of April 2014.

Yours Sincerely,

/s/ Han Kun

Han Kun Law Offices